Exhibit 99.1
HILL-ROM HOLDS INVESTOR CONFERENCE TO UPDATE PROGRESS
OF STRATEGIC INITIATIVES AND PROVIDE 2009 FINANCIAL GUIDANCE
Company expects FY 2009 fully diluted earnings per share to increase over 10 percent at midpoint over FY 2008 adjusted earnings per share
BATESVILLE, Ind. (October 6, 2008) — Hill-Rom Holdings, Inc. (NYSE: HRC) will update investors regarding progress on significant strategic and financial initiatives at its Investor Conference in New York City. Hosted by Peter H. Soderberg, president and CEO of Hill-Rom, company presentations will include the following topics:
•	Status of multi-year strategic initiatives

•	Portfolio changes, including Liko acquisition and rental business remodeling

•	Financial guidance for FY2009
STRATEGIC INITIATIVES
Continuing pursuit of its aggressive program of improved execution, targeted investment, revenue acceleration and margin expansion, Hill-Rom will update operational strategies and associated initiatives first introduced in October 2006. At its first Investor Conference since becoming an independent “pure-play” medical technology company, Soderberg along with Gregory N. Miller, senior vice president and CFO, and other Hill-Rom business unit leaders will provide financial and business presentations focusing on market opportunities, key strategic initiatives and resulting growth and profitability expectations for fiscal years 2009 — 2011.
“We look forward to the opportunity to discuss the progress we have made to date as well as to highlight our expectations for future performance. With our primary focus to create shareholder value through continued execution of previously identified strategies and initiatives, we believe Hill-Rom has an exciting future ahead,” said Soderberg. “However, we also recognize that the current challenges in the financial markets have the potential to impact our customers. Accordingly, our revenue projections for 2009 have been framed conservatively.”
Soderberg added that, “Going forward, we continue to believe our strategic directions and operational initiatives will yield organic revenue and operating income (EBIT) growth over the 2009 — 2011 time frames that are consistent with the multi-year goals set out previously during our March and April investor meetings. Our three-year goal remains to grow organic revenue by an average of 6 — 8 percent, while growing operating income by an average of 12 — 15 percent.”
“We will continue to prioritize research and development, sales channel enhancements, and margin expansion initiatives. Further, we continuously evaluate our business and product portfolio in order to fill gaps, or shed or restructure underperforming operations. These actions will allow us to better serve our customers, associates, and shareholders,” he said.
LIKO ACQUISITION
The Company will review the just completed acquisition of Liko Vardlyft AB and Liko North America Corporation. Liko is a leading supplier and developer of patient lifts and related technologies that facilitate the safe movement, transfer and mobilization of patients. The previously announced and completed acquisition will broaden Hill-Rom’s portfolio by adding safe mobility solutions. The transaction is expected to be slightly accretive to Hill-Rom’s GAAP earnings per share in 2009 and increasingly accretive thereafter, as outlined below.

FISCAL YEAR 2009 FINANCIAL GUIDANCE
The Company will introduce fiscal year 2009 financial guidance during the conference. Going forward, guidance will include the operations of the Liko transaction which closed on October 1, 2008. In commenting on guidance Soderberg stated, “Our outlook assumes a mid-single digit revenue growth rate in our ‘same store’ categories without Liko, which is slightly more conservative than we have seen over the last two years in order to take customers’ economic concerns into account if they arise. Including Liko, Hill-Rom’s revenue is expected to grow at a high-single to low-double digit rate. Further, our EPS guidance anticipates expanding operating margins in spite of higher input costs. These anticipated results reflect the impact of the Liko acquisition, improved productivity, and increasing profitability due to our continuing efforts in lowering costs—both in manufacturing and throughout the organization.”
Hill-Rom consolidated revenue guidance for fiscal year 2009, including Liko, is expected to range from $1.633 — 1.683 billion with earnings per share from continuing operations on a fully diluted basis of $1.40 — $1.64. The estimated full year impact of recently acquired Liko, is expected to add $80 — $85 million in revenue and up to $0.03 in diluted earnings per share in fiscal 2009 and increasing amounts thereafter. Further details are provided in the schedules attached to this release.
MEDICAL EQUIPMENT MANAGEMENT SERVICES (MEMS) BUSINESS REMODELING
The Company will also discuss current and future actions related to its moveable medical equipment rental business. These actions are the result of a comprehensive and rigorous portfolio review process and are targeted to improve the profitability and growth of this business. Implementation will include strategic partnering with customers, rationalization of the related service infrastructure, and rationalization and disposal of select assets to align and consolidate resources to better serve our customers. As a result of this analysis, the Company will incur a one-time fourth quarter FY 2008 charge of $13 to 15 million—primarily non-cash—in order to realize savings of approximately $4 — 5 million per year following implementation. It is expected that optimal levels of customer support will be maintained throughout.
The earnings guidance for fiscal 2008 presented herein does not give consideration to the fourth quarter charge to be taken in conjunction with these actions.
WEBCAST INFORMATION
The Company will webcast the entire conference beginning at 9 a.m. EDT, 8 a.m. CDT, on Tuesday, October 7, 2008. The webcast will be available at http://ir.hill-rom.com/eventdetail.cfm?eventid=59633 or http://www.hill-rom.com and will be archived on the company’s website for those who are unable to listen to the live webcast. Interested parties may access audio of the conference call live in listen only mode by dialing 877-545-1415 (719-325-4874 international). Both use confirmation code 3484229. A replay of the call is also available through October 14, 2008 at 888-203-1112 (719-457-0820 international). Code 3484229 is needed to access the replay.
ABOUT HILL-ROM HOLDINGS, INC.
Hill-Rom is a leading worldwide manufacturer and provider of medical technologies and related services for the health care industry, including patient support systems, safe mobility and handling solutions, non-invasive therapeutic products for a variety of acute and chronic medical conditions, medical equipment rentals, and information technology solutions. Hill-Rom’s comprehensive product and service offerings are used by health care providers across the health care continuum and around the world in hospitals, extended care facilities and home care settings to enhance the safety and quality of patient care.

Hill-Rom...enhancing outcomes for patients and their caregivers.
www.hill-rom.com
DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS
Certain statements in this press release contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the Company’s future plans, objectives, beliefs, expectations, representations and projections. The Company has tried, wherever possible, to identify these forward-looking statements using words such as “intend,” “anticipate,” “believe,” “plan,” “encourage,” “expect,” “may,” “goal,” “become,” “pursue,” “estimate,” “strategy,” “will,” “projection,” “forecast,” “continue,” “accelerate,” “promise,” “increase,” “higher,” “lower,” “reduce,” “improve,” “expand,” “progress,” “potential” or the negative of those terms or other variations of them or by comparable terminology. The absence of such terms, however, does not mean that the statement is not forward-looking. It is important to note that forward-looking statements are not guarantees of future performance, and the Company’s actual results could differ materially from those set forth in any forward-looking statements. Factors that could cause actual results to differ from forward-looking statements include but are not limited to: the Company’s dependence on its relationships with several large group purchasing organizations, whether the Company’s new products are successful in the marketplace, changes in customers’ Medicare reimbursements, collections of accounts receivable, compliance with FDA regulations, antitrust litigation, potential exposure to product liability or other claims, failure of the Company’s announced strategic initiatives and restructuring and realignment activities to achieve expected growth, future restructuring or realignment activities, efficiencies or cost reductions, disruptions in the Company’s business or other adverse consequences resulting from the recent spin-off of the funeral service business, failure to realize the anticipated benefits of the spin-off, failure of the Company to execute its acquisition and business alliance strategy through the consummation and successful integration of acquisitions or entry into joint ventures or other business alliances, increased costs or unavailability of raw materials, labor disruptions, the ability to retain executive officers and other key personnel, and certain tax-related matters. For a more in depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended September 30, 2007, its Current Report on Form 8-K filed with the SEC on March 17, 2008, and the Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, which were previously filed with the Securities and Exchange Commission. The Company assumes no obligation to update or revise any forward-looking statements.
NON-GAAP FINANCIAL DISCLOSURES
Hill-Rom provides earnings per share on an adjusted basis from continuing operations because the company’s management believes that the presentation provides useful information to investors. Among other things, it may assist investors in evaluating the company’s operations period over period, which is also the basis on which it generally is most reasonable to forecast results. This measure may exclude such items as strategic developments (including restructurings and product line changes) and significant litigation. Special items may be highly variable, difficult to predict, and of a size that sometimes has substantial impact on the company’s reported operations for a period. Often, prospective quantification of them is not reasonable. Management uses these measures internally for planning, forecasting and evaluating the performance of the business, including allocating resources and evaluating results relative to employee performance compensation targets. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.
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Financial Guidance for Fiscal Year 2009

	HRC
	2008	2009 Guidance
($ in millions, except EPS)	Mid	Low	High
Net Revenues
Capital sales	$1,046	$1,159	$1,194
Rental revenues	460	474	489

Total revenues	1,505	1,633	1,683
vs prior year	+10.9%	+8.5%	+11.8%
Capital sales gross margin %	41.0%	42.1%	43.5%
Rental revenues gross margin %	52.5%	51.9%	53.0%
Total gross margin %	44.5%	45.0%	46.3%

Operating Expenses — Adj (1)	538	591	610

Operating Income — Adj (1)	132	143	169

Tax Rate (2)	29.9%	34.0%	34.0%

Income from Continuing Ops — Adj (1)	$86	$88	$104

Earnings per share	$1.25	$1.40	$1.64

Separation Costs	0.02	—	—
Special Charges	0.02	—	—
One-time Stock Modification Charge	0.06	—	—
Loss on Extinguishment of Debt	0.03	—	—

Earnings per share — Adjusted (1) (2) (3)	$1.38	$1.40	$1.64

(1)	2008 guidance is provided for convenience and comparison purposes only and uses the mid-point of guidance provided August 6, 2008. The Company is not updating guidance at this time. 2008 guidance excludes from the applicable line items special charges recognized in Q1 2008, one time charges incurred in Q2 2008 for equity award modification, debt extinguishment, and other costs related to the spin-off of the funeral services business. The impacts of such items on a diluted earnings per share basis are presented above. 2008 guidance also excludes Q4 special charges associated with the Company’s streamlining efforts and its restructuring of the Medical Equipment Management Services Rental Business.

(2)	Tax rate includes discrete period tax benefits recognized for nine-month period ended June 30, 2008. 2008 tax rate does not reflect any future discrete period tax items which may be recognized in the fourth quarter.

(3)	Earnings per share — Adjusted in the above presentation for fiscal 2008 has not been adjusted to remove the effects of discrete period tax adjustments recognized in any of the periods presented. Discrete period tax adjustments are routinely recognized throughout any given year under a variety of circumstances and are highly subjective in nature. For the three- and nine-month periods ended June 30, 2008, we recognized discrete tax benefits of $7.8 million ($0.12 per share) and $6.7 million ($0.11 per share), respectively, principally associated with the release of valuation allowances on foreign tax credit carryforwards and the recognition of certain previously unrecognized tax benefits associated with recently completed tax audits.